UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: January 4, 2010

(Date of earliest event reported)

DST Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-14036 (Commission File Number)	43-1581814 (I.R.S. Employer Identification Number)

333 West 11th Street

Kansas City, Missouri 64105

(Address of principal executive offices, including zip code)

(816) 435-1000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of the Board of Directors of DST Systems, Inc. ("Company" or “DST”) granted an award of 103,700 options to Thomas A. McDonnell, Chief Executive Officer, under the Company's 2005 Equity Incentive Plan ("Plan"), effective January 4, 2010. The options are a component of executive compensation for 2010.

The following description is a brief summary of the material terms and conditions of the option award. The option award is subject to Mr. McDonnell's acceptance of the terms and conditions of the applicable option agreement. This summary is not intended to be complete, and is qualified in its entirety by reference to the form of option agreement included as Exhibit 10.1 to the Company's Current Report on Form 8-K filed December 18, 2009 and incorporated herein by reference.

The option award has a ten year term. The exercise price is payable in cash or in shares of DST common stock and is the Fair Market Value on the date of the grant, as determined under the Plan and in accordance with the Compensation Committee's procedures.

Pursuant to the terms of the award, one-third of the grant of stock options shall vest and become exercisable annually on each anniversary of the award beginning in 2011. Any unvested amounts shall vest and become immediately exercisable upon termination by reason of death or disability, as determined in accordance with the Committee’s rules for administration of the Plan. In the event of a voluntary or involuntary termination of employment that is not in connection with a reduction in force or a business unit divestiture (as these are defined in the award agreement), the unvested options will not vest, any unvested options will be forfeited, and, as Mr. McDonnell is retirement-eligible, vested options will remain exercisable for the remaining option term. In the event of any termination in connection with a reduction in force or a business unit divestiture, unvested options will vest pro rata (provided that at least six months have elapsed since the date of grant), and, as Mr. McDonnell is retirement-eligible, any vested options will remain exercisable for the remaining option term. All unvested options will vest in the event of a termination without cause or for good reason following the occurrence of a Change in Control (as defined in the Plan).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DST Systems, Inc.

By:	/s/ Randall D. Young
Randall D. Young
Vice President, General Counsel and Secretary

Date: January 6, 2010

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